SEPARATION, CONFIDENTIALITY AND GENERAL RELEASE AGREEMENT

This Separation, Confidentiality, and General Release (“Agreement”) is entered into by and between Galaxy Gaming, Inc. (the “Company”) and Todd Cravens (hereinafter referred to as “you,” or “your”) and is related to your separation from employment at the close of business on November 10, 2023 ("Separation Date"). Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:

1.
Consideration. On the date of execution by both parties of this Agreement (“Effective Date”), and in consideration of your release of any and all claims, including employment related claims, you might have against the Company and covenants herein, the Company agrees as follows:
A.
Salary. If you have not revoked the Agreement within the seven (7) day revocation period of Section 6F, and subject to the provisions of this Agreement, the Company will provide you ($325,000.00) payable in 26 even biweekly payments of $12,500, consistent with standard Company pay periods (“Salary”). Such Salary will be reduced by appropriate withholdings for taxes and other customary amounts, but not 401K or medical withholdings.
B.
Option Exercise Period. If you have not revoked the Agreement within the seven (7) day revocation period of Section 6 F, and subject to the provisions of this Agreement, the Company agrees to extend your ability for you to exercise your previously vested options (the “Vested Options”) to May 31, 2024:

(i)
You understand and agree that the Vested Options are subject to the Stock Option Agreement you previously executed. Pursuant thereto, all Vested Options will expire after May 31, 2024, if not exercised prior thereto. Provided you are not in possession of material non-public information about it, the Company will approve your requests for any exercise of the Vested Options within three (3) business days of receipt of such a request. Taxes due on any exercise will be withheld from the proceeds remitted to you, and the Company will remit those withholdings to the relevant tax authorities and such amounts will be reflected on the W-2 you receive for the year ended December 31, 2024.
C.
COBRA. Your current health insurance will continue until November 30, 2023. Effective as of December 1, 2023, you shall be entitled to elect to continue current coverage under the Company’s health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you elect COBRA, and you have not revoked the Agreement within the seven (7) day revocation period of Section 6 F, and subject to the provisions of this Agreement, the Company agrees to pay for the COBRA coverage for medical insurance for you individually for up to 12 months, and ending prior to 12 months on the date you first become entitled to medical health insurance benefits under any plan maintained by any person, for whom you provide services as an employee or otherwise (if any). The Company or its third-party administrator shall provide you with required notices. You shall be responsible to complete all required paperwork related to COBRA eligibility and comply with deadlines related to such continuing coverage.
D.
Transition Services. If you have not revoked the Agreement within the seven (7) day revocation period of Section 6 F, in consideration of your covenants in this Agreement, and providing transition services to the Company from the Effective Date herein to June 30, 2024, the

Company will pay you a total of $115,000.00 payable as follows: (i) $75,000.00 after the revocation period of the Agreement has expired and not been exercised; and (ii) the remaining $40,000.00 in equal monthly payments over 9 months beginning in January, 2024.
2.
Termination of Employment. You understand and agree that your employment with the Company will terminate effective close of business on the Separation Date. Regardless of whether you sign this Agreement, you have previously been paid your accrued salary and vacation.
3.
No Additional Payments or Benefits. You acknowledge and agree that you will receive no additional payments or benefits other than as set forth herein or as required by law.
4.
Release. In exchange for the promises herein which you acknowledge as good and valuable consideration, and except as provided in paragraph 5, you release and discharge the Company and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and their past, present, and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients, and representatives ("Released Parties") from any and all actions, causes of action, debts, dues, commissions, claims and demands of every name and nature, without limitation, at law, in equity, or administrative, against the Released Parties which you may have had, now have, or may have, by reason of any matter or thing arising up to the Effective Date of this Agreement, including the ending of your employment. Those claims and causes of action from which you release the Released Parties include, but are not limited to, any known or unknown claim or action sounding in tort, contract, or discrimination of any kind, and/or any cause of action arising under federal, state or local constitution, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, the Americans With Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, , the Uniform Services Employment and Reemployment Rights Act, as amended (“USERRA”), the Sarbanes-Oxley Act, the Workers Adjustment and Retraining Notification Act (“WARN”), the Pregnancy Discrimination Act, the federal Genetic Information Nondiscrimination Act of 2008 and any other employee-protective law of any jurisdiction that may apply, and/or any claim for attorneys’ fees or costs, whether presently accrued, accruing to, or to accrue to you on account of, arising out of, or in any way connected with any acts or activities by you or the Released Parties arising up to the Effective Date of this Agreement. You expressly acknowledge that no claim or cause of action against the Released Parties from the beginning of time to the Effective Date of this Agreement (other than as provided in paragraph 5) shall be deemed to be outside the scope of this Agreement whether mentioned herein or not. You agree that this release should be interpreted as broadly as possible to achieve your intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law.
5.
Rights and Claims Preserved. Nothing in this Agreement limits your right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency, including filing a charge with the United States Equal Employment Opportunity Commission ("EEOC"). To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover, accept, or retain any individual monetary relief or other individual remedies with respect to any matter covered by this Agreement. Nothing in this Agreement prevents you from filing a lawsuit limited to challenging the validity of your waiver of federal age discrimination claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.
6.
OWBPA. The release in paragraph 4 of this Agreement includes a waiver of claims against the Released Parties under the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"). Therefore, pursuant to the requirements of the ADEA and the OWBPA, you specifically acknowledge that:

A. you are and have been advised to consult with an attorney of your choosing concerning the legal significance of this Agreement;

B. this Agreement is written in a manner you understand and you have read and accept the Agreement;

C. the consideration set forth in paragraph 1 of the Agreement is adequate and sufficient for your entering into this Agreement and consists of benefits to which you are not otherwise entitled;

D. you have been afforded twenty-one (21) days to consider this Agreement before signing it (although you may sign it at any time prior to those 21 days) and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration;

E. you understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed, are not waived; and

F. you have been advised that during the seven (7) day period after you sign the Agreement, you may revoke your acceptance of this Agreement by delivering written notice to Chris Cappas, Director of Human Resources, Galaxy Gaming Inc., 6480 Cameron St., Suite 305, Las Vegas, NV 89118, and that this Agreement shall not become effective or enforceable until after the revocation period has expired. If you sign the Agreement we may pay you after the expiration of the revocation period, but if we choose to pay you prior to the expiration of the revocation period and you later revoke the Agreement, you will be required to return all monies paid to you in Section 1 (A) and (D), your COBRA insurance will not be paid by the Company and your option exercise period will not be extended but revert to 90 days from your Separation Date and the Company will be relieved of all obligations of this Agreement and the surviving provisions of your Employment Agreement will remain binding upon you.

7.
Restrictive Covenants. Employee and Company understand and agree that the purpose of this Section 4 is solely to protect Company’s legitimate business interests, including, but not limited to Confidential Information and Trade Secrets, Partner relationships and goodwill, and Company’s competitive advantage within the Industry in the operation of the Businesses or provision of Services. This Section 4 is not intended to impair, nor will it impair, Employee’s ability or right to work or earn a living. Employee and Company further understand and agree that this Section 4 represents an important element of this Agreement, and is a material inducement to Company entering into this Agreement, without which Company would not have entered into this Agreement.
A.
Covenant Not to Compete. You acknowledge that your previous duties as an executive with the Company has entailed involvement with the entire range of Company’s operations across the land based and internet table game industry (the “Industry”), and that your extensive familiarity with Company’s’ provision of services, Company Confidential Information and trade secrets justifies a restriction applicable across the entire geographic footprint in which Company provides products and services (the “Business”). To the fullest extent permitted by any applicable state law, you agree that for the period of twelve (12) months immediately following the Termination Date (the “Covenant Period”), you shall not, without the prior written consent of the Company, directly or indirectly, obtain or hold a Competitive Position with a Competitor in the Restricted Territory, as these terms are defined herein.

(i) For purposes of this Agreement, a “Competitive Position” means any employment with or service to be performed (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) for a Competitor in which you: (a) will use or disclose or could reasonably be expected to use or disclose any Confidential Information or trade secrets for the purpose of providing, or attempting to provide, such Competitor with a competitive advantage in the Industry or (b) will hold a position, will have duties, or will perform or be expected to perform services for such Competitor, that is or are the same as or substantially similar to the position held by you with Company or those duties or services actually performed by you for Company in connection with the provision of Company Business, or (c) will otherwise engage in the businesses, or market, sell or provide services in competition with the Company.

(ii) For purposes of this Agreement, “Competitor” means any third-party (a) whose business is the same as or substantially similar to the Business or major segment thereof, or (b) who owns or operates, intends to own or operate, or is preparing to own or operate a subsidiary, affiliate, or business line or business segment whose business is or is expected to be the same as or substantially similar to the Business or major segment thereof.

(iii) For purposes of this Agreement, “Restricted Territory” means: (a) the State of Nevada; and (b) additionally, to the fullest extent permitted by any applicable law, any additional states, countries or regions in which Company provides operates the Business during the Covenant Period.

You shall be deemed to be in a Competitive Position with a Competitor in the Restricted Territory if you obtain or hold a Competitive Position with a Competitor that conducts its business within the Restricted Territory (and your responsibilities relate to that Competitor’s business in the Restricted Territory), even if your residence or principal place of work (other than California) is not within the Restricted Territory.

Notwithstanding the foregoing, you may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as your ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.

B. Non-Solicitation / No Interference Provisions.

(i) Business Partners. You understand and agree that the relationship between Company and each of its licensors, licensees, suppliers, vendors, contractors, subcontractors, consultants, customers, and prospective customers related to the Business or the provision of services (the “Partners”) constitutes a valuable asset of Company, and may not be misappropriated for your own use or benefit or for the use or benefit of any other third-party. Accordingly, you hereby agree that during the Covenant Period, you shall not, without the prior written consent of Company, directly or indirectly, on your own behalf or on behalf of any other third-party:

(a) call-on, solicit, divert, take away or attempt to call-on, solicit, divert, or take away any of the Partners (1) with whom or with which you had communications on Company’s behalf about the Partner’s existing or potential business relationship with Company with respect to the Business or provision of services; (2) whose business dealings with Company are or were managed or supervised by you as part of your duties for Company; or (3) about whom or about which you obtained Confidential Information or trade secrets in connection with your employment with the Company; or

(b) interfere or engage in any conduct that would otherwise have the effect of interfering, in any manner with the business relationship between the Company and any of the Partners, including, but not limited to, urging or inducing, or attempting to urge or induce, any Partner to terminate its relationship with the Company or to cancel, withdraw, reduce, limit, or modify in any manner such Partner’s business or relationship with the Company.

(ii) Employees. You understand and agree that the relationship between Company and each of its employees constitutes a valuable asset of Company and such assets may not be converted to your own use or benefit or for the use or benefit of any other third-party. Accordingly, you hereby agrees that for 12 months after the Effective Date hereof, you shall not, without Company’s prior written consent, directly or indirectly, solicit or recruit for employment; attempt to solicit or recruit for employment; or attempt to hire or accept as an employee, consultant, contractor, or otherwise, any employee of Company engaged in the Business or provision of Company services; or unlawfully urge, encourage, induce, or attempt to urge, encourage, or induce any employee of Company engaged in the Business or provision of services to terminate his or her employment with Company.

C. Enforcement of Restrictive Covenants. Notwithstanding any other provision of this Agreement, in the event of your actual or threatened breach of any provision of this Section 7, Company shall be entitled to an injunction restraining you from such breach or threatened breach, without the requirement of posting any bond or the necessity of proof of actual damage, it being agreed that any breach or threatened breach of these restrictive covenants would cause immediate and irreparable injury to Company and that money damages would not provide an adequate remedy to Company. Nothing herein shall be construed as prohibiting Company from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from you. The period of any restriction set forth in this Section 7 shall be extended by any period of time that you have been found to be in breach of any provision in this Section 7.

D. Your Acknowledgement. You acknowledge and agree that:

(a) the restrictive covenants contained in this Agreement constitute material inducement to Company entering into this Agreement and agreeing to the terms and conditions stated herein;

(b) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects;

(c) should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement; and

(d) if any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined to carry out Company’s and your intent in agreeing to these restrictive covenants.

These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of you against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these restrictive covenants.

8.
Non-Disparagement. You agree that you will not disparage the Company its officers, directors, employees or agents or make or publish any communication in any public media or privately, whether written or oral that reflects adversely upon any of them, consistent with paragraph 8. You further agree not to make any statement (including to any media source, or social media or to Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely Company or any of the employees, officers, directors, or customers of Company or place Company or such individuals in any negative light. The Company agrees that, in the event it receives inquiries from prospective employers concerning you, the Company will refer such inquiries to its Human Resources department, which will respond by providing only the following information: your dates of employment, job title, and salary while employed with the Company. In addition, the Company agrees to not disparage you by making any statement intended to embarrass, harm or reflect adversely upon you, provided however, factual statements required by law or regulators and the press release issued by the Company on November 6, 2023 (the “PR”) and statements consistent with the PR are expressly approved by you and shall not be deemed a breach of this Section 8 or disparagement of you.
9.
No Filing of Claims. You represent that you have not filed, and to the maximum extent permitted by law and except as provided in paragraph 5, you agree that you will not file, any charge, complaint, lawsuit or claim (collectively, “Claim”) with any administrative agency, federal, state or local court (collectively, “Agency”) related in any way to your employment or the separation of your employment with the Company. You further agree that you will not accept, and will not be entitled to retain, any judgment, award, settlement or other payment or other relief resulting from, or related to, any Claim filed with any Agency related in any way to your employment with the Company or the termination of your employment.
10.
No Voluntary Cooperation. Except as provided in paragraph 5, and/or unless required to do so by court order or subpoena, you agree that you will not (i) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Company; or (ii) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Company. Should you ever be required to give testimony concerning any matter related to your employment with the Company, you agree to provide notice of such compulsory process to

Office of Legal Counsel, Galaxy Gaming Inc., 6480 Cameron Street, Suite 305, Las Vegas, NV 89118, within two (2) business days of its receipt so that the Company may take appropriate measures to quash or otherwise defend its interests. If you are compelled to testify by a court of law or regulatory body with jurisdiction over you, nothing in this Agreement prohibits you from providing truthful testimony.
11.
Cooperation with the Company. As requested by the Company, you agree to fully cooperate with the Company and to provide information and/or testimony regarding any current or future litigation arising from actions or events occurring during your employment with the Company.
12.
Return of Company Property. Your access to the Company's property and facilities will end immediately upon the Separation Date. You agree that, as a condition precedent to receiving any payment under this Agreement, you will by the Separation Date (a) return all property belonging to the Company, including, but not limited to, keys and access cards; documents; and other equipment and software; and any and all confidential and proprietary information; (b) to the extent such return is not feasible, you (i) will irretrievably erase all such materials from all computer memories and other media storage devices within your possession or control that are not so delivered to the Company; and (ii) will not retain any copies, summaries or compilations (“versions”) of any such Company Property or Confidential Information of any kind or in any form; and (c) you will provide written certification that you have returned all Company Property and that you have irretrievably erased all material for which return is not feasible to Chris Cappas, Director of Human Resources, Galaxy Gaming Inc., 6480 Cameron Street, Suite 305, Las Vegas, NV 89118 on or before Monday, November 20, 2023.
13.
Assignment of Inventions. All processes, discoveries, developments, designs, ideas, innovations, improvements, formulas, processes, techniques, know-how, data, inventions, patents, copyrights, trademarks, and other intangible rights (collectively "Inventions") that may have been made, conceived, reduced to practice, developed or learned by you, either alone or with others, during your employment, whether or not conceived or developed during your working hours, that related at the time of conception or reduction to practice of the Invention to the business of the Company or to Company's actual or demonstrably anticipated research and development, or that resulted from any work performed by you for Company, will be the sole property of Company, and you hereby assign to the Company all of your right, title and interest in and to such Inventions. You acknowledge that this Agreement is contingent upon you disclosing to Company all inventions conceived during the term of employment, whether or not the invention constitutes property of Company under the terms of this Section. You agree to execute all documents, including applications, assignments, etc., required by Company now or in the future to establish Company's rights under this Section. If Company is unable for any reason whatsoever, including your mental or physical incapacity, to secure your signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations (or on any document transferring ownership thereof) covering inventions or original works of authorship assigned to Company under this Agreement, you hereby irrevocably designate and appoint Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers thereof with the same legal force and effect as if executed by you. This appointment is coupled with an interest in and to the inventions and works of authorship and shall survive your death or disability. You hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any patents or copyright resulting from or relating to any such application for letters patent or copyright registrations assigned hereunder to Company.
14.
Confidentiality.

A. Your position with the Company has resulted in exposure and access to confidential and proprietary information which you did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which, directly or indirectly, would be irreparably injurious and detrimental to the Company. You agree to use best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. You shall not at any time use or make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any of the Company's confidential or proprietary information covered or contemplated by this Agreement.

B. For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries or affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which was from time to time disclosed to, developed by or learned by you as a result of your employment with the Company. Confidential Information includes, but is not limited to the Company’s product development and marketing programs, data, future plans, formulas, finances, profits, sales, net income, indebtedness, financial management systems, pricing systems, methods of operation and determination of prices, processes, trade secrets, client lists, suppliers, organizational charts, salary and benefit programs, training programs, computer software, development or experimental work, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which you were either told or reasonably ought to know or have known that the Company regards as confidential. Confidential Information is not information that is or becomes generally known other than through your acts in violation of this Agreement. Disclosures made by the Company to governmental authorities, to its clients or potential clients, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

C. You agree that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Confidential Information or any other aspect of the Company's operations, activities or business, made or received by you during your employment with the Company whether or not Confidential Information (including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in your possession (and all copies thereof) containing any such information created in whole or in part by you within the scope your employment, even if the items do not contain Confidential Information) are and shall be the Company's exclusive property, and you will return the same to the Company's custody and control.

D. You shall continue to be bound by the confidentiality obligations contained herein for two (2) years from the Separation Date, except that confidentiality obligations with respect to any information that constitutes a trade secret shall continue in effect for so long as the information remains a trade secret.

15.
Return of Consideration in Event of Breach. You agree that receipt of any consideration and all payments under this Agreement are contingent on your full compliance with its terms and conditions. Should you breach any provision of this Agreement, including but not limited to filing a lawsuit based upon any claim covered by this Agreement (but excluding a lawsuit covered by paragraph 5 of this Agreement), the Company shall have the right to recover from you any Severance Pay or other consideration already paid, and the Company shall no longer be obligated to pay you any Severance Pay or other consideration otherwise due.
16.
Certification of Understanding and Competence. You acknowledge and agree that (a) you have read this Agreement in its entirety; (b) you are competent to understand, and do understand, the content and effect of this Agreement; (c) by entering into this Agreement, you are releasing forever the Released Parties from any claim or liability (including claims for attorney's fees and costs) arising from your employment with the Company; (d) you are entering this Agreement of your own free will in exchange for the consideration herein, which you agree is adequate and satisfactory; and (e) neither the Company nor the Released Parties have made any representations to you concerning the terms or effect of this Agreement, other than those contained in the Agreement.
17.
Acknowledgments. You acknowledge and agree that (a) you are not owed any wages by the Company for work performed, whether as wages or salary, overtime or bonuses, or for accrued but unused paid time off, and that you have been fully compensated for all hours worked; (b) you are not aware of any factual basis for a claim that the Company has defrauded the government of the United States or any State; (c) you have been and hereby are advised to consult with legal counsel of your choice prior to executing and delivering this Agreement, and that you have done so or voluntarily elected not to do so; and (d) you have not suffered a work related injury for which You have not already filed a claim.
18.
Ownership of Claims. You represent and warrant that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. You further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands which you may have against the Released Parties.
19.
Counterparts. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.
20.
No Other Understandings. This Agreement consisting of eleven (11) pages, constitutes the entire Agreement between the parties with respect to its subject matter, and is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns, provided that nothing herein shall excuse you from complying with, or limit in any way your obligation under any policy or agreement with the Company regarding trade secrets, confidential or proprietary information, intellectual property, pricing strategies or methodologies, or other restrictive covenants. This Agreement may be amended only by a written agreement signed by you and the Company.
21.
Headings. The headings in this Agreement are for convenience only and are not to be considered a construction of the provisions hereof.
22.
Severability and Governing Law. If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the

Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement shall be interpreted, enforced and governed by the laws of the State of Nevada.
23.
Dispute Resolution/Jury Trial Waiver. All disputes and controversies arising out of or in connection with this Agreement, or the transactions contemplated hereby shall be resolved exclusively by las of the State of Nevada and the United States and the state and federal courts located in the County of Clark, in the State of Nevada, and each party hereto agrees to submit to the exclusive jurisdiction of said courts and agrees that venue shall lie exclusively with such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgement. Each party acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby.
24.
Notices. Any notice, requests, demands and other communications to be given to a party in connection with this Agreement shall be in writing addressed to such party in person or at such party’s “Notice Address,” which shall initially be as set forth below:

If to Company: Galaxy Gaming, Inc. 6480 Cameron Street, Suite 305, Las Vegas Nevada 89118, Attention CEO. Email: [redacted]

If to Todd Cravens: [personal information redacted], Attention Todd Cravens. Email: [redacted]

A party’s Notice Address may be changed or supplemented from time to time by such party by notice thereof to the other party as herein provided. Any such notice shall be deemed effectively given to and received by a party on the first to occur of (a) the date on which such notice is actually delivered (whether by mail, courier, hand delivery, email, electronic or facsimile transmission or otherwise) to such party’s Notice Address and addressed to such party, if such delivery occurs on a business day, or if such delivery occurs on a day which is not a business day, then on the next business day after the date of such delivery, (b) upon personal delivery to the party to be notified, or (c) the date on which such notice is actually received by such party (or, in the case of a party that is not an individual, actually received by the individual designated in the Notice Address of such party). For purposes of the preceding sentence, a “business day” is any day other than a Saturday, Sunday or U.S. federal public legal holiday.

25.
Waiver of Breach. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof. The failure of either Party to insist, in any one or more instances, upon performance of any of the terms, conditions, or restrictive covenants contained in this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition, but the obligations of each Party with respect thereto shall continue in full force and effect.

26.
Severability. Any provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction will not affect the validity or enforceability of (i) any other provision hereof or (ii) the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
27.
Assignability. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon you, his or her executor, administrators, heirs, and personal representatives and upon Company and its successors and assigns. This Agreement may be assigned by Company to any successor or assign of Company, and such successor or assign is expressly authorized to enforce all the terms and provisions of this Agreement. Your obligations under this Agreement or this Agreement shall be assignable to your wife, Erika Cravens, solely in the event of your death during the term of this Agreement, other than the preceding clause this Agreement shall not be assignable by you.
28.
Acceptance of Agreement. As provided in paragraph 6D, the Company is providing you twenty-one (21) days to consider whether to accept this Agreement (although you may accept it at any time within those 21 days), after which time the offer expires and is withdrawn if you have not yet accepted it. To accept the Agreement, you must sign below and send or submit it on or before December 4, 2023 to Bruce Benson, Corporate Counsel, Galaxy Gaming Inc., 6480 Cameron Street, Suite 305, Las Vegas, NV 89118, or by email.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the latter date set forth below.

Dated:
Todd Cravens, an individual Galaxy Gaming, Inc.
Dated:
By: Matt Reback, President and CEO